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                                                                   EXHIBIT 23(B)


The Board of Directors
Bankers First Corporation:

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for investments to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities" in 1994 and also refers to a change in the method of accounting for postretirement benefits to adopt the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", in 1993.

                                                   /s/ KPMG PEAT MARWICK LLP
                                                   --------------------------
                                                       KPMG PEAT MARWICK LLP

Atlanta, Georgia
January 9, 1996